CONSENT OF INDEPENDENT ACCOUNTANTS

We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statements  on Form S-8  (Nos.  333-41348  and  333-41288)  and on Form S-3 (No.
333-37994) of Stilwell Financial Inc. of our report dated March 14, 2001 relating to the financial statements of Stilwell Financial Inc., which appears in this Form 10-K.

We also consent to the incorporation by reference in the Registration Statements referred to above of our report dated February 28, 2001 relating to the financial statements of DST Systems, Inc., which appears in the DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2000. The financial statements of DST Systems, Inc. for the year ended December 31, 2000 together with our report thereon have been incorporated by reference in this Form 10-K.

PricewaterhouseCoopers LLP
Kansas City, Missouri
March 27, 2001